Exhibit 3.4

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
HMP EQUITY HOLDINGS CORPORATION

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS (this “Amendment”) of HMP EQUITY HOLDINGS CORPORATION (the “Bylaws”), a Delaware corporation (the “Corporation”), is made and entered into as of the 7th day of May, 2003, by the Board of Directors of the Corporation (the “Board”).

WHEREAS, pursuant to the provisions of Section 8.1 of the Bylaws, the Board desires and intends to amend the Bylaws.

NOW, THEREFORE for the foregoing purposes and intending to be legally bound, the Board, as of the date hereof, does hereby consent to and adopt this Amendment and does hereby certify as follows:

FIRST:  Section 3.1 is hereby amended to read in its entirety as set forth below:

Section 3.1             Number and Election of Directors.

The Board of Directors shall consist of not less than three nor more than twelve members, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors; provided, however, that upon a breach of Section 3.12 of these By-Laws at any time prior to a Specified Foreclosure Event, as defined below, at the election of MatlinPatterson, as long as it owns Class A Units, the stockholders shall cause there to be three directors of the Corporation, two of which shall be Adviser Directors (as defined in the Limited Liability Agreement of HCH, as amended from time to time, a copy of which is located at the headquarters of the Corporation (the “LLC Agreement”)) and one of which will be a Stockholder Director (as such term is defined in the LLC Agreement), provided that (i) if there is more than one Stockholder Director at the time of such breach, then such additional Stockholder Director(s) shall be removed (as directed by Huntsman Family Holdings II Company LLC, a Utah limited liability company), (ii) if there is an Independent Director (as such term is defined in the LLC Agreement), then the Independent Director at the time of such breach shall be removed, and (iii) if there is only one Adviser Director at the time of such breach, then MatlinPatterson shall be entitled to appoint the second Adviser Director without any stockholder vote or other stockholder action.  Except as provided in Section 3.2 and subject to the applicable provisions of the LLC Agreement, directors shall be elected by a plurality of the votes cast at each Annual Meeting of Stockholders and each director so elected shall hold office until the next Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.  Directors need not be stockholders.  “Specified Foreclosure Event” means the completion of transfer of title of all of the Common Stock pursuant to the exercise by any party to the Pledge Agreement of any rights or remedies under Part 6 of Article 9 of the UCC with respect to the Common Stock.  “Pledge Agreement” shall mean the Pledge Agreement, by and among the Corporation (as issuer), and Huntsman Group

Inc., a Delaware corporation, HCH and ICI Alta, Inc., a Delaware corporation (as pledgors), and Wells Fargo Bank Minnesota, National Association (as trustee), as amended from time to time.

SECOND:  Section 3.2 is hereby amended to read in its entirety as set forth below:

Section 3.2                                      Vacancies.

Unless otherwise required by law or the Certificate of Incorporation and subject to any applicable provision of the LLC Agreement, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director; provided, however, that from and after the occurrence of a Specified Foreclosure Event, vacancies may be filled without regard to any provision of the LLC Agreement.  The directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

THIRD:  Section 3.6 is hereby amended to read in its entirety as set forth below:

Section 3.6                                      Resignations and Removals of Directors.

Any director of the Corporation may resign at any time, by giving notice in writing to the Chairman of the Board of Directors, the President or the Secretary of the Corporation.  Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.  Except as otherwise required by applicable law or the LLC Agreement and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors; provided, however, that from and after the occurrence of a Specified Foreclosure Event any director or the entire Board of Directors may be removed from office at any time without regard to the LLC Agreement.

FOURTH:  Section 3.10 is hereby amended to read in its entirety as set forth below:

Section 3.10                                Committees.

The Board of Directors may designate one or more committees, each committee to consist of two or more of the directors of the Corporation, one of which must be an Adviser Director (as such term is defined in the LLC Agreement); provided, however, that from and after the occurrence of a Specified Foreclosure Event, there shall be no requirement that a committee have a Advisor Director as a member.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee.  In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.  Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no committee shall have the power to fill vacancies of the Board of Directors or amend these By-Laws.  Each committee shall keep regular minutes and report to the Board of Directors when required.

FIFTH:  Section 3.11 is hereby amended to read in its entirety as set forth below:

Section 3.11                                Audit and Compensation Committees.

(a)                                  The Board of Directors shall create an Audit Committee.  The Audit Committee will have no more than three members of the Board of Directors, consisting of a Stockholder Director (as such term is defined in the LLC Agreement), an Adviser Director and the Independent Director (as such term is defined in the LLC Agreement), if any; provided, however, that (i) if there shall be no Independent Director or if the Independent Director shall elect not to serve on the Audit Committee, then the Audit Committee shall consist of two Stockholder Directors and one Adviser Director, and (ii) from and after the occurrence of a Specified Foreclosure Event, the Audit Committee shall consist of three members of the Board of Directors as determined by a majority of the members then serving on the Board of Directors.

(b)                                 The Board of Directors shall create a Compensation Committee.  The Compensation Committee will have three members of the Board of Directors, two of which shall be Stockholder Directors and one of which shall be an Adviser Director; provided, however, that from and after the occurrence of a Specified Foreclosure Event, the Compensation Committee shall consist of three members of the Board of Directors as determined by a majority of the members then serving on the Board of Directors.

(c)                                  In no instance shall the Chief Executive Officer (or any officer with substantially the same powers) serve on either the Audit Committee or the Compensation Committee.

SIXTH:  Section 3.12 is hereby amended to read in its entirety as set forth below:

Section 3.12                                Sales Process Committee.

Subject to the conditions and in accordance with the terms of the LLC Agreement, at any time from and after the first day of Year 6 and After (as such term is defined in the LLC Agreement) and prior to the occurrence of a Specified Foreclosure Event, MatlinPatterson, as long as it owns Class A Units, shall have the right to require the establishment of a Sales Process Committee, which shall consist of only Adviser Directors.  To the fullest extent permissible under Delaware law, (a) the Sales Process Committee shall have and may exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it, in each case, for the purpose of obtaining the highest possible after-tax consideration and best possible terms in connection with a Year 6 and After Sales Transaction (as such term is defined in the LLC Agreement), (b) the recommendations of the Sales Process Committee to the Board of Directors shall be binding, and promptly after the delivery of any such recommendation by the Sales Process Committee to the

Board of Directors, the Board of Directors shall adopt resolutions implementing any such recommendation, which resolutions shall be to the satisfaction of the Sales Process Committee, and (c) the Board of Directors shall not take any action nor pass any resolution that contravenes, undermines or conflicts with the acts or resolutions or the Sales Process Committee.

SEVENTH:  Section 4.2(c) is hereby amended to read in its entirety as set forth below:

Section 4.2                                      Appointment and Term of Office.

(c)                                  In the event that both (a) Jon M. Huntsman shall cease to actively serve as Chairman for any reason and (b) Peter R. Huntsman shall cease for any reason to serve as a full-time senior executive officer of the Corporation, then a majority of the Class A Members (as such term is defined in the LLC Agreement) shall have the right to approve any person selected by the Board of Directors to serve (or then serving) as the Chief Executive Officer; provided, however, that from and after the occurrence of a Specified Foreclosure Event, the Class A Members shall have no right of approval under this Section 4.2(c).

EIGHTH:  Section 4.14 is hereby amended to read in its entirety as set forth below:

Section 4.14                                Chief Restructuring Officer.

In the event that the Corporation is in material payment default under any of its respective material financing arrangements, then, subject to receipt of any necessary regulatory approvals and to MatlinPatterson owning Class A Units, the Corporation and the Board of Directors shall take all steps reasonably necessary to appoint, or to cause the appointment of, a Chief Restructuring Officer for the Corporation selected by MatlinPatterson for the period such default is ongoing; provided, however, that from and after the occurrence of a Specified Foreclosure Event, a Chief Restructuring Officer shall be selected by the Board of Directors.

NINTH:  Section 8.1 is hereby amended to read in its entirety as set forth below:

Section 8.1                                      Amendments.

These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the Board of Directors as set forth in the Certificate of Incorporation, except to the extent the Certificate of Incorporation, these By-Laws or the DGCL reserve this power exclusively to the stockholders in whole or in part; provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of stockholders or Board of Directors as the case may be.  All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office, which, prior to the occurrence of a Specified Foreclosure Event, approval shall include the approval of at least one of the Adviser Directors (by vote or written consent, as provided by law).

IN WITNESS WHEREOF, the undersigned members of the Board of Directors of HMP Equity Holdings Corporation have executed this instrument as of the day and year first above written.

/s/ Jon M. Huntsman
Jon M. Huntsman

/s/ Karen H. Huntsman
Karen H. Huntsman

/s/ Peter R. Huntsman
Peter R. Huntsman

/s/ Richard P. Durham
Richard P. Durham

/s/ James A. Huffman
James A. Huffman

/s/ David H. Huntsman
David H. Huntsman

/s/ Paul C. Huntsman
Paul C. Huntsman

/s/ James H. Huntsman
James H. Huntsman

/s/ David S. Parkin
David S. Parkin

/s/ David Matlin
David Matlin

/s/ Christopher Pechock
Christopher Pechock